                                                                      EXHIBIT 12


                      ROSE HILLS COMPANY AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
                    (millions of dollars except for ratios)

                                         Predecessor         Predecessor         Predecessor        Predecessor       Predecessor

                                          Year ended          Year ended          Year ended         Year ended        Year ended
                                         December 31,        December 31,        December 31,       December 31,      December 31,
                                             2001                2000                1999               1998              1997
                                        -------------        ------------        ------------       ------------      ------------
Net (loss) income before income taxes    $  (12.3)           $   (3.3)(1)         $      7.3         $      3.0        $     (1.7)
Fixed Charges:
   Interest expense  .................       14.7                 16.1                  15.9               16.8              16.5
                                         --------            ---------            ----------         ----------        ----------
Total Fixed Charges  .................       14.7                 16.1                  15.9               16.8              16.5
   Net (loss) income before income
     taxes and fixed charges  ........   $    2.4            $    12.8 (1)        $     23.2          $    19.8         $    14.8
                                         ========            =========            ==========          =========         =========
Ratio of earnings to fixed charges ...        .16                 0.80 (1)              1.46               1.20              0.90
                                         ========            =========            ==========          =========         =========
Coverage deficiency  .................   $   12.3            $     3.3            $       -           $      -          $     1.7
                                         ========            =========            ==========          =========         =========

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(1)  Excludes cumulative effect of change in accounting principle of $7.5 million (net of a $4.9 million income tax benefit).